Exhibit 99.1

Dipexium Pharmaceuticals Reports First Quarter 2015 Financial Results

-Management to Host Conference Call Today, May 14, 2015 at 8:30 a.m. ET-

NEW YORK, May 14, 2015 /PRNewswire/ — Dipexium Pharmaceuticals, Inc. (Nasdaq: DPRX), a late-stage pharmaceutical company focused on the development and commercialization of Locilex® (pexiganan cream 0.8%), a novel, broad spectrum, topical antibiotic peptide, today reported financial results for the quarter ended March 31, 2015.

“We successfully advanced our drug development program in the first quarter of 2015 and hope to continue that progress moving forward,” stated David P. Luci, President & Chief Executive Officer of Dipexium. “We continue to manage and maintain our cash reserves consistent with our prior guidance.”

Financial Results for the First Quarter of 2015

For the three months ended March 31, 2015, Dipexium reported a net loss of approximately $4.2 million, compared to $2.5 million for the three months ended March 31, 2014, an increase of $1.7 million, primarily due to a $1.8 million increase in expenses related to stock option grants, partially offset by a decrease in research and development expenses of $0.1 million. The decrease in research and development expenses was attributable to the large contractual payments made in 2014 for commencement of clinical trials.

Net cash used in operating activities for the three months ended March 31, 2015 was $3.0 million.

At March 31, 2015, the Company had a cash balance of approximately $24.0 million, as compared to approximately $27.0 million at December 31, 2014. The Company’s cash balance is currently anticipated to fund operations into the second half of 2016.

Conference Call & Webcast Information

Dipexium will host a conference call today beginning at 8:30 a.m. Eastern Time, during which management will discuss Dipexium’s financial results and recent developments. Access to the live call is available by dialing 877-407-8012 (U.S. & Canada) or 412-902-1013 (international) five minutes prior to the start of the call. A live and archived audio webcast of the conference call can be accessed through the Investor Relations section of the Company’s website at www.dipexiumpharmaceuticals.com, under the IR Calendar tab. The archived webcast will remain available on the Company’s website for 90 days following the call.

About Dipexium Pharmaceuticals

Dipexium Pharmaceuticals, Inc. (NASDAQ: DPRX) is a late-stage pharmaceutical company focused on the development and commercialization of Locilex® (pexiganan cream 0.8%), a novel, broad spectrum, topical antibiotic peptide. Initially, Locilex is targeted for the treatment of mild infections of diabetic foot ulcers. Based on a compilation of available clinical and microbiology data, Locilex is also considered a promising product candidate to treat other mild and moderate skin and skin structure infections, including infected decubitus ulcers, infected burns, infected surgical wounds and nasal colonization of methicillin-resistant staphylococcus aureus (MRSA). For more information, visit www.dipexiumpharmaceuticals.com.

Forward-Looking Statements

This press release may contain, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include statements relating to our anticipated clinical and regulatory development; European Development, I.V. formulation, cash position; cash flows; business strategies and initiatives; and other matters. We have based these forward-looking statements on the assumptions, expectations and projections about future events that we hold at the time the statements are made. We use words like “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements.

Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K, especially in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections, our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our beliefs at the time the statements are made.

We do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, nor any other information provided in a conference call, webcast, news release, SEC filing or website.

DIPEXIUM PHARMACEUTICALS, INC.

CONDENSED BALANCE SHEETS

	March 31,	December 31,
	2015	2014
	(unaudited)	(audited)
ASSETS

CURRENT ASSETS
Cash	$23,999,419	$27,040,325
Prepaid Expenses	133,421	120,128
TOTAL CURRENT ASSETS	24,132,840	27,160,453

OTHER ASSETS
Security Deposit	49,385	49,385
TOTAL OTHER ASSETS	49,385	49,385

TOTAL ASSETS	$24,182,225	$27,209,838

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts Payable and Accrued Expenses	$697,674	$1,260,598
TOTAL LIABILITIES	697,674	1,260,598

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY

Common Stock: $.001 par value, 30,000,000 shares authorized, 8,564,675 and 8,538,329 shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively	8,564	8,538
Additional paid-in capital	49,981,969	48,259,451
Accumulated deficit	(26,505,982)	(22,318,749)
TOTAL SHAREHOLDER’S EQUITY	23,484,551	25,949,240

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$24,182,225	$27,209,838

DIPEXIUM PHARMACEUTICALS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2015	2014
REVENUES	$—	$—

EXPENSES

OPERATING EXPENSES
Research and Development Expenses	1,709,398	1,816,690
General and Administrative Expenses	2,477,835	727,149

TOTAL OPERATING EXPENSES	4,187,233	2,543,839

LOSS FROM OPERATIONS	(4,187,233)	(2,543,839)

NET LOSS	$(4,187,233)	$(2,543,839)

LOSS PER SHARE
Basic and diluted net loss per common share/units	$(0.49)	$(0.44)

Weighted average common shares/units outstanding basic and diluted	8,552,150	5,749,220

Company Contacts:

David P. Luci
President & Chief Executive Officer
Dipexium Pharmaceuticals, Inc.
212-269-2834
info@dipexium.com

David Garrett
Vice President, Finance & Corporate Development
Dipexium Pharmaceuticals, Inc.
212-269-2834
info@dipexium.com

© 2015 Dipexium Pharmaceuticals, Inc.  All rights reserved.